Exhibit (a)(1)(F)

IMPORTANT TAX INFORMATION

A stockholder whose tendered Shares are accepted for payment is required to provide the Depositary with the stockholder’s correct tax identification number (“TIN”) on the Substitute Form W-9 attached below or otherwise establish a basis for exemption from backup withholding of federal income tax. If the Depositary is not provided with the correct TIN or an adequate basis for exemption, payments made to such stockholder with respect to Shares purchased pursuant to the Offer may be subject to backup withholding and the stockholder may be subject to a $50 penalty imposed by the IRS.

On Substitute Form W-9, the tendering stockholder must certify that:

•	the TIN provided on the Substitute Form W-9 is correct (or that such holder is awaiting a TIN);

•

the stockholder is not subject to backup withholding because (a) the stockholder is exempt from backup withholding, (b) the stockholder has not been notified by the IRS that the stockholder is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified the stockholder that the stockholder is no longer subject to backup withholding; and

•	the stockholder is a U.S. citizen or other U.S. person (including a U.S. resident alien) (as defined below).

For federal tax purposes, you are considered a U.S. person if you are:

•	An individual who is a U.S. citizen or U.S. resident alien,

•	A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States.

•	An estate (other than a foreign estate), or

•	A domestic trust ( as defined in Treasury Regulations section 301.7701-7).

If the tendering stockholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, he or she should write “Applied For” in the space provided for the TIN in Part I, sign and date the Substitute Form W-9 and sign and date the Certificate of Awaiting Taxpayer Identification Number, which appears in a separate box below the Substitute Form W-9. If “Applied For” is written in Part I, the Depositary will be required to withhold 28% of all payments made for surrendered Shares. If the Depositary is provided with a TIN within 60 days, the amount of such withholding will be refunded to the tendering stockholder.

The tendering stockholder is required to give the Depositary the record holder’s TIN, generally the social security number or employer identification number, of the record holder. If the Shares are held in more than one name or are not held in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which number to report.

Certain stockholders (including, among others, corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. Exempt stockholders should indicate their exempt status on the Substitute Form W-9. A foreign person may qualify as an exempt recipient by submitting to the Depositary a properly completed IRS Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (instead of a Substitute Form W-9), executed under penalties of perjury, certifying such stockholder’s exempt status. Copies of Form W-8BEN, Form W-8ECI and Form W-8IMY can be obtained from the Depositary upon request, at the address set forth in this Letter of Transmittal. Stockholders are urged to consult their own tax advisors to determine whether they are exempt from these backup withholding and reporting requirements.

If backup withholding applies, the Depositary is required to withhold, and will withhold, 28% of all cash payments to which a holder of Shares is entitled in connection with the Offer or the Merger. Backup withholding is not an additional United States federal income tax. If the required information is furnished to the IRS in a timely manner, the United States federal income tax liability of persons subject to backup withholding may be reduced by the amount of tax withheld, and, if withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

PAYER’S NAME: [            ]

PAYEE’S NAME:
PAYEE’S ADDRESS:

SUBSTITUTE FORM W9	PART I: Taxpayer Identification Number (TIN) Social security number OR Employer identification number (If awaiting TIN write “Applied For” and complete Parts III and IV)	PART II: For Payees Exempt from Backup Withholding For Payees Exempt from Backup withholding, see the enclosed Guidelines and complete as instructed therein.

Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN) and Certification

PART III: CERTIFICATION

Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and

(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3) I am a U.S. citizen or other U.S. person (including a U.S. resident alien) (as defined above).

CERTIFICATION INSTRUCTIONS-You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

                                                                                                       , 2008

Signature of U.S. person	Date

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATION IF YOU

WROTE “APPLIED FOR” IN THE APPROPRIATE LINE IN PART I

OF SUBSTITUTE FORM W-9.

PART IV: CERTIFICATE OF TAXPAYER AWAITING IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me thereafter will be withheld until I provide a number.

, 2008
Signature of U.S. person	Date

Questions or requests for assistance or for additional copies of the Offer to Purchase, this Letter of Transmittal and any other documents related to the Offer may be directed to the Information Agent at the telephone numbers and addresses set forth below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect at: 212-269-5550

All Others Call Toll-Free at: 800-431-9633

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